EXHIBIT 4.6

THE BANK OF NEW YORK COMPANY, INC.

Officers’ Certificate Pursuant to

Section 301 of the

Senior Subordinated Indenture

Pursuant to resolutions of the Board of Directors, dated June 8, 2004 (the “Resolutions”), of The Bank of New York Company, Inc. (the “Company”), and the Action, dated May 27, 2005 (the “Action”), of an Authorized Officer (as defined in the Resolutions) of the Company pursuant to the Resolutions and Section 301 of the Senior Subordinated Indenture, dated as of October 1, 1993 (the “Senior Subordinated Indenture”), between the Company and J.P. Morgan Trust Company, National Association, as Successor Trustee (the “Trustee”), the undersigned certify as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Senior Subordinated Indenture or the Prospectus, dated July 20, 2004, as supplemented by the Prospectus Supplement, dated May 27, 2005):

(1) Pursuant to an Officers’ Certificate dated September 10, 2004 pursuant to Sections 201 and 301 of the Senior Indenture (the “Original Officers’ Certificate”), the Company established a series of Securities under the Senior Subordinated Indenture titled “Senior Subordinated Medium-Term Notes Series G” (the “Senior Subordinated Notes”) to be authenticated and delivered from time to time under the Senior Subordinated Indenture and such Officers’ Certificate in an aggregate initial offering price of up to $1,000,000,000, subject to reduction and such other exceptions as set forth therein.

(2) Pursuant to Section 301 of the Senior Subordinated Indenture, all Securities of any one series need not be issued at one time and may be reopened for issuances of additional Securities of such series.

(3) The aggregate initial offering price of the Senior Subordinated Notes which may be authenticated and delivered under the Senior Subordinated Indenture shall be $1,500,000,000 (as such amount may be reduced by the aggregate initial offering price of Senior Notes issued under the Senior Indenture) (except for (a) Senior Subordinated Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Subordinated Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Senior Subordinated Indenture and (b) any Senior Subordinated Notes which, pursuant to Section 303, are deemed never to have been delivered thereunder).

(4) As of the date hereof, no Senior Notes have been authenticated and delivered by the Company under the Senior Indenture and $500,000,000 aggregate principal amount of Senior Subordinated Notes have been authenticated and delivered by the Company under the Senior Subordinated Indenture, thereby leaving up to $1,000,000,000 of Senior Subordinated Notes authorized to be authenticated and delivered under the Senior Subordinated Indenture as of the date hereof.

(5) The Original Officers’ Certificate shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, hereto duly authorized, have duly signed, and delivered or caused to be delivered to the Trustee under the Senior Subordinated Indenture, this Officers’ Certificate.

Dated: May 27, 2005

By:	/s/ Bruce Van Saun
Bruce Van Saun
Senior Executive Vice President
and Chief Financial Officer

By:	/s/ Patricia A. Bicket
Patricia A. Bicket
Assistant Secretary